EXHIBIT 10.1

January 16, 2008

Personal and Confidential
-------------------------

Mr. Renauld R. Williams

Dear Mr. Williams:

        On behalf of the Board of Directors of Emerging Media Holdings, Inc. (the "Company"), we are pleased to offer you the position of President of Emerging Media Holdings with a commencement date of January 17, 2008. In this capacity, you will report directly to the Board of Directors and you will be responsible for product strategy, the Company strategic development in the Eastern European Market and logistical support in the USA, and assuring a logistical support for the Company new acquisitions and their integration in the company infrastructure.

       Upon a successful fundraise of $3,000,000 or more, you will be entitled to negotiate an annual base salary, paid monthly in accordance with the Company's normal payroll procedures. Your annual bonus target will be also negotiated, and you will be eligible to receive up to 150% of the bonus target based on Company performance objectives established annually by the board. Bonus payments are calculated and paid quarterly subject to review and approval by the compensation committee of the board.

        You will receive 50,000 stock options with an exercise price of $1.00 per share, with an exercise time of 5 years, pursuant to a Stock Option Agreement. These options will vest 100% on your date of the Company qualifying for listing on the American Stock Exchange or any other major Stock Exchanges.

        To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

        Renauld, we are very excited about having you join the Company and look forward to working with you on the senior management team.

Sincerely,

/s/ Iurie Bordian
--------------------------------
Iurie Bordian
Chief Executive Officer.

        I have read and understand all the terms and conditions of this offer letter and voluntarily accept and agree to them.

ACCEPTED AND AGREED TO:                                   Date:

 /s/ Renauld Williams                                     1/16/08
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Renauld R. Williams